Exhibit 16.1

[LETTERHEAD OF KPMG LLP]

KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499	Telephone 267 256 7000 Fax 267 256 7200

October 19, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Radnor Holdings Corporation and, under the date of March 31, 2005, we reported on the consolidated financial statements of Radnor Holdings Corporation and subsidiaries as of and for the years ended December 31, 2004 and December 26, 2003. On October 19, 2005, we were notified that Radnor Holdings Corporation engaged PricewaterhouseCoopers LLP as its principal accountant for the year ending December 30, 2005 and that the auditor-client relationship with KPMG LLP will cease effective upon the filing by Radnor Holdings Corporation of a Form 10-Q/A for the quarter ended July 1, 2005. We have read Radnor Holdings Corporation’s statements included under Item 4.01 of its Form 8-K dated October 19, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Radnor Holdings Corporation’s statement that the change was approved by the Audit Committee or with the statements included under Item 4-01(b).

Very truly yours,

/s/ KPMG LLP